Exhibit 23.02


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Protosource Corporation


We consent to the inclusion of our report dated May 26, 2000, except Notes 5 and 12 which are dated August 14, 2000, with respect to the balance sheets of Suncoast Automation, Inc. as of December 31, 1999 and 1998, and the related statements of operations, changes in shareholders' deficit, and cash flows for the year ended December 31, 1999 and the period from inception through December 31, 1998, which report appears in this Registration Statement on Form SB-2 of Protosouce Corporation dated November 7, 2000 and the reference to our firm under the caption "Experts" in the Prospectus contained in said Registration Statement.



/s/ Cherry, Bekaert & Holland, L.L.P.
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St. Petersburg, Florida
November 6, 2000